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                  GUARANTEED LIFETIME WITHDRAWAL BENEFIT RIDER
                                   JOINT LIFE
                          SECURESOURCE STAGES(R) RIDER

This rider is made a part of the contract to which it is attached. Except where this rider provides otherwise, it is subject to all of the conditions and limitations of the contract.

This rider requires 100% allocation of purchase payments, any purchase payment credits and Your Contract Value to one of various specified investment options. Your initial investment options and investment selection are shown under Contract Data. You will be notified of any change to the investment options available. Additional limitations may be imposed on the investment options available for selection as described in the Investment Options and Limits provision and Rider Charges provision.

A WITHDRAWAL DURING THE WAITING PERIOD WILL SET BENEFITS TO ZERO UNTIL THE END OF THE WAITING PERIOD. EXCESS WITHDRAWALS MAY REDUCE BENEFITS BY MORE THAN THE DOLLAR AMOUNT OF THE WITHDRAWALS.

The additional charge for this rider is described in the Rider Charges provision.

DEFINITIONS

The following words are often used in this rider. When We use these words, this is what We mean:

ANNUAL LIFETIME PAYMENT (ALP)

The Annual Lifetime Payment is the lifetime benefit amount available each contract year after the Waiting Period and after the younger Covered Spouse has reached the youngest age in the first Age Band shown under Contract Data. When the ALP is available, the annual Withdrawal amount guaranteed by the rider can vary each contract year.

AGE BANDS

Age Bands are the age ranges shown under Contract Data. Each Age Band is associated with a set of Lifetime Payment Percentages. The younger Covered Spouse must be at least the youngest age shown in the first Age Band for the Annual Lifetime Payment to be established. After the ALP is established, other factors determine when You move to a higher Age Band as described in the Lifetime Payment Percentage provision.

ANNUAL STEP-UP

The Annual Step-Up is an increase in the Benefit Base and/or the Principal Back Guarantee and a possible increase in the Lifetime Payment Percentage that is available each Rider Anniversary if Your Contract Value increases, subject to certain conditions as described in the Rider Anniversary Processing provision.

BENEFIT BASE (BB)

The Benefit Base is used in the calculation of the Annual Lifetime Payment and the annual rider charge. The BB cannot be withdrawn in a lump sum or annuitized and is not payable as a death benefit.

CREDIT BASE (CB)

The Credit Base is used in the calculation of the Rider Credit. The CB cannot be withdrawn or annuitized and is not payable as a death benefit.

COVERED SPOUSES

The Covered Spouses are established on the Rider Effective Date and cannot be changed. The Covered Spouses are the owner and the owner's legally married spouse as defined under federal law, as named on the application and as shown under Contract Data for as long as the marriage is valid and in effect. If any Owner is a non-natural person (e.g., an irrevocable trust or corporation) or a revocable trust, the Covered Spouses are the Annuitant and the legally married spouse of the Annuitant. After death or dissolution of marriage, the remaining Covered Spouse will be used when referring to the younger Covered Spouse.

EXCESS WITHDRAWAL

An Excess Withdrawal is (1) a Withdrawal taken after the Waiting Period and before the ALP is established or (2) a Withdrawal that is greater than the Remaining Annual Lifetime Payment when the ALP is available.

EXCESS WITHDRAWAL PROCESSING

After the Waiting Period, Excess Withdrawal Processing reduces benefits under this rider if a Withdrawal is taken before the Annual Lifetime Payment is established or if a Withdrawal exceeds the Remaining Annual Lifetime Payment.

LIFETIME PAYMENT PERCENTAGE

The Lifetime Payment Percentage is used to calculate Your Annual Lifetime Payment and is shown under Contract Data. Two percentages are shown for each Age Band, Percentage A and Percentage B, and the percentage used can vary as described in the Lifetime Payment Percentage provision.

PRINCIPAL BACK GUARANTEE (PBG)

The Principal Back Guarantee is a warranty that total Withdrawals will not be less than purchase payments You have made, increased by Annual Step-ups, as long as there is no Excess Withdrawal or benefit reset.

411284-JT                                                              A(8/2009)


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REMAINING ANNUAL LIFETIME PAYMENT (RALP)

As You make Withdrawals during a contract year, the remaining amount that the rider guarantees will be available for Withdrawal that year is reduced. Whenever the ALP is available, the Remaining Annual Lifetime Payment is the guaranteed amount that can be withdrawn during the remainder of the current contract year.

RIDER ANNIVERSARY

Your Rider Anniversary is the same date as Your Contract Anniversary unless the rider is issued after the Contract Date. It is the same day and month as the Rider Effective Date each year that the rider remains in force.

RIDER CREDIT, RIDER CREDIT DATE

The Rider Credit is an amount that can be added to the Benefit Base on all Rider Credit Dates as long as no Withdrawals have been taken since the Rider Effective Date and You do not decline any Annual Rider Fee increase as described in the Rider Charges provision. Rider Credit Dates are the dates shown under Contract Data on which Rider Credits can be added to the Benefit Base, subject to certain limitations as described in the Rider Anniversary Processing provision.

RIDER EFFECTIVE DATE

This rider is effective as of the Contract Date of this contract unless otherwise provided.

WAITING PERIOD

The Waiting Period is the number of years, shown under Contract Data, before You can take a Withdrawal without affecting benefits under the rider. The Waiting Period starts on the Rider Effective Date. The day prior to the Rider Anniversary, after the number of years shown, is the last day of the Waiting Period.

WITHDRAWAL

For purposes of this rider, the term "Withdrawal" is equal to the term "surrender" in Your contract and any other riders, and the amount of a Withdrawal is the amount by which Your Contract Value is reduced as a result of Your surrender request. It may differ from the amount of Your request due to any surrender charge and any market value adjustment.

WITHDRAWAL ADJUSTMENT BASE (WAB)

The Withdrawal Adjustment Base is one of the components used to determine the Lifetime Payment Percentage. The WAB cannot be withdrawn or annuitized and is not payable as a death benefit.

GUARANTEED LIFETIME WITHDRAWAL BENEFIT

The Guaranteed Lifetime Withdrawal Benefit rider guarantees that, regardless of investment performance, You may take Withdrawals up to the lifetime benefit amount each contract year that the lifetime benefit is available.

The lifetime benefit amount can vary based on Your Attained Age and based on the relationship of Your Contract Value to the Withdrawal Adjustment Base. Each contract year after the Waiting Period, the percentage used to determine the benefit amount is set when the first Withdrawal is taken and fixed for the remainder of that year.

At any time after the Waiting Period, as long as Your total Withdrawals during the current year do not exceed the lifetime benefit amount, You will not be assessed a surrender charge and no market value adjustment will be applied. If You withdraw a larger amount, the excess amount will be assessed any applicable surrender charges and any applicable market value adjustment. Also, benefits may be reduced in accordance with Excess Withdrawal Processing. At any time, You may withdraw any amount up to Your entire surrender value, subject to Excess Withdrawal Processing under the rider.

The rider also guarantees that You or Your beneficiary will get back purchase payments You have made, increased by Annual Step-ups, through Withdrawals over time. This Principal Back Guarantee is described in the Death Benefit Before the Annuitization Start Date provision.

Subject to conditions and limitations, the lifetime benefit amount and Principal Back Guarantee can be increased if Your Contract Value has increased on a Rider Anniversary as described in the Rider Anniversary Processing provision.

We may modify the fee for this rider as described in the Rider Charges provision.

The following describes how the lifetime benefit is determined.

ANNUAL LIFETIME PAYMENT (ALP)

The ALP is established on the earliest of the following dates:

1. the Rider Effective Date if the younger Covered Spouse has already reached the youngest age in the first Age Band.


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2.   the date the younger Covered Spouse's Attained Age equals the youngest age in the first Age Band.

3.   upon the first death of a Covered Spouse, then

     (A) the date we receive a Written Request when the death benefit is not payable and the surviving Covered Spouse has already reached the youngest age in the first Age Band, or

     (B) the date spousal continuation is effective when the death benefit is payable and the surviving Covered Spouse has already reached the youngest age in the first Age Band, or

     (C) the date the surviving Covered Spouse reaches the youngest age in the first Age Band.

4.   Following dissolution of marriage of the Covered Spouses,

     (A) the date we receive a Written Request if the remaining Covered Spouse who is the owner (or Annuitant in the case of non-natural or revocable trust ownership) has already reached the youngest age in the first Age Band, or

     (B) the date the remaining Covered Spouse who is the owner (or Annuitant in the case of non-natural or revocable trust ownership) reaches the youngest age in the first Age Band.

The ALP will be available on later of (1) the Rider Anniversary after the Waiting Period or (2) the date the ALP is established.

When the ALP is established and at all times thereafter, the ALP is equal to the BB multiplied by the Lifetime Payment Percentage. Anytime the Lifetime Payment Percentage or BB changes as described below, the ALP will be recalculated.

If You withdraw less than the ALP in a contract year, the unused portion does not carry over to future contract years.

REMAINING ANNUAL LIFETIME PAYMENT (RALP)

The RALP is established at the same time as the ALP.

The RALP will be zero during the Waiting Period.

After the Waiting Period, the RALP equals the ALP less all Withdrawals in the current contract year, but it will not be less than zero.

LIFETIME PAYMENT PERCENTAGE

The Lifetime Payment Percentage is used to calculate the ALP. Two Lifetime Payment Percentages are shown for each Age Band under Contract Data, Percentage A and Percentage B. Throughout the remainder of this rider, Your Lifetime Payment Percentage will be either Percentage A or Percentage B for a given Age Band as determined by this provision.

AGE BAND FOR THE LIFETIME PAYMENT PERCENTAGE

The Age Band for the Lifetime Payment Percentage is determined at the following times:

1.   WHEN THE ALP IS ESTABLISHED

     The Age Band for the Lifetime Payment Percentage used to calculate the initial ALP is the percentage shown under Contract Data for the younger Covered Spouse's Attained Age.

2.   ON THE YOUNGER COVERED SPOUSE'S SUBSEQUENT BIRTHDAYS

     Except as noted below, if the younger Covered Spouse's new Attained Age is in a higher Age Band, then the higher Age Band will be used to determine the appropriate Lifetime Payment Percentage.

     However, if You decline any Annual Rider Fee increase or if a Withdrawal has been taken since the ALP was made available, then the Lifetime Payment Percentage will not change on subsequent birthdays.

3.   UPON ANNUAL STEP-UPS AS DESCRIBED IN THE RIDER ANNIVERSARY PROCESSING
     PROVISION

4.   UPON DEATH OR CHANGE IN MARITAL STATUS

     In the event of death or dissolution of marriage:

     (A) If no Withdrawal has been taken since the ALP was available and no Annual Rider Fee increase has been declined, the Lifetime Payment Percentage will be reset based on the Age Band for the remaining Covered Spouse's Attained Age.

     (B) If the ALP is not established but the remaining Covered Spouse has reached the youngest age in the first Age Band, the remaining Covered Spouse's Attained Age will be used to determine the Age Band for the Lifetime Payment Percentage.

     In the event of remarriage of the Covered Spouses to each other, the Lifetime Payment Percentage used is the percentage for the younger Covered Spouse's Attained Age.


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PERCENTAGE A AND PERCENTAGE B

The following determines whether Percentage A or Percentage B is used.

During the Waiting Period, Percentage A will be used to determine the amount payable to beneficiaries under the Principal Back Guarantee described in the Death Benefit Before the Annuitization Start Date provision.

After the Waiting Period, a comparison of Your Contract Value and the Withdrawal Adjustment Base (WAB) determines whether Percentage A or Percentage B is used to calculate the ALP unless the percentage is fixed as described below. On each Valuation Date, if the value calculated below is less than the Adjustment Threshold shown under Contract Data, then Percentage A shown under Contract Data is used in calculating Your ALP, otherwise Percentage B is used. The value is calculated as follows, but it will not be less than zero:

                  1 - (A/B)

         A   =   Contract Value at the end of the prior valuation period

         B   =   WAB at the end of the prior valuation period

After the ALP is available, the first Withdrawal taken in each contract year will set and fix the Lifetime Payment Percentage for the remainder of the contract year. Beginning on the next Rider Anniversary, the Lifetime Payment Percentage can change on each Valuation Date as described above until a Withdrawal is taken in that contract year.

Percentage A or Percentage B will be determined at the earliest of (1), (2) or
(3) below and remain fixed for as long as the benefit is payable:

(1) if the ALP is established, when Your Contract Value on a Rider Anniversary is less than two times the BB multiplied by Lifetime Payment Percentage B for Your current Age Band, or

(2)  when the Contract Value reduces to zero, or

(3) on the remaining Covered Spouse's date of death when a death benefit is payable.

For certain periods of time at Our discretion and on a non-discriminatory basis, Your Lifetime Payment Percentage may be set by Us to Percentage A if more favorable to You.

RIDER EFFECTIVE DATE VALUES, EFFECT OF ADDITIONAL PURCHASE PAYMENTS AND WITHDRAWALS

Your lifetime benefit values and Principal Back Guarantee are determined at the following times and are subject to a maximum amount as shown under Contract
Data:

1.   AT RIDER EFFECTIVE DATE

     If the rider is effective on the Contract Date, the WAB, CB, BB and PBG are set equal to the initial purchase payment.

     If the rider is effective on a Contract Anniversary, the WAB, CB, BB and PBG are set equal to the Contract Value on the later of that anniversary and the Valuation Date We receive Your Written Request to add the rider.

2.   WHEN AN ADDITIONAL PURCHASE PAYMENT IS MADE

     Before a Withdrawal is taken in the Waiting Period and at any time after the Waiting Period, the WAB, CB (unless it has been permanently set to zero), BB and PBG will be increased by the amount of each additional purchase payment.

     See the Purchase Payment Provisions under Contract Provision Modifications for purchase payment limitations.

3.   WHEN A WITHDRAWAL IS TAKEN

     If the CB is greater than zero, the CB will be permanently reset to zero when the first Withdrawal is taken, and there will be no additional Rider Credits.

     If the first Withdrawal is taken during the Waiting Period, the WAB, BB and PBG will be set equal to zero until the end of the Waiting Period.

     Whenever a Withdrawal is taken after the Waiting Period:

     (A)  The WAB will be reduced by the "Adjustment for Withdrawal."

     (B) If the ALP is established and the Withdrawal is less than or equal to the RALP, the BB does not change and the PBG is reduced by the amount of the Withdrawal, but it will not be less than zero.

     (C) If the ALP is not established, Excess Withdrawal Processing will occur as follows. The BB will be reduced by the "Adjustment for Withdrawal," and the PBG will be reduced by the greater of the amount of the Withdrawal or the "Adjustment for Withdrawal," but it will not be less than zero.


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     (D)  If the ALP is established and the Withdrawal is greater than the RALP,
          Excess Withdrawal Processing will occur as follows:

          (i)  the PBG will be reset to the lesser of:

               (a) the PBG reduced by the amount of the Withdrawal, but it will not be less than zero; or

               (b) the PBG minus the RALP on the date of (but prior to) the Withdrawal and further reduced by an amount calculated as follows, but it will not be less than zero:

                  A  X  B   where:
                  -------
                      C

          A   =   the amount of the Withdrawal minus the RALP

          B   =   the PBG minus the RALP on the date of (but prior to) the
                  Withdrawal

          C   =   the Contract Value on the date of (but prior to) the
                  Withdrawal minus the RALP.

          (ii) the BB will be reduced by an amount as calculated below:

                  D  X  E   where:
                  -------
                      F

          D   =   the amount of the Withdrawal minus the RALP

          E   =   the BB on the date of (but prior to) the Withdrawal

          F   =   the Contract Value on the date of (but prior to) the
                  Withdrawal minus the RALP.

ADJUSTMENT FOR WITHDRAWAL DEFINITION: When the WAB, PBG or BB is reduced by a Withdrawal in the same proportion as the Contract Value is reduced, the proportional amount deducted is the "Adjustment for Withdrawal." The "Adjustment for Withdrawal" is calculated as follows:

                  G  X  H   where:
                  -------
                      I

         G   =   the amount the Contract Value is reduced by the Withdrawal

         H   =   the WAB, BB or PGB (as applicable) on the date of (but prior
                 to) the Withdrawal

         I   =   the Contract Value on the date of (but prior to) the
                 Withdrawal.

RIDER ANNIVERSARY PROCESSING

The following describes how the WAB, BB and PBG are calculated on Rider Anniversaries, subject to the maximum amount shown under Contract Data, and how the Lifetime Payment Percentage can change on Rider Anniversaries.

1.   ON THE RIDER ANNIVERSARY FOLLOWING THE WAITING PERIOD

     If a Withdrawal was taken during the Waiting Period and You did not decline any Annual Rider Fee increase as described in the Rider Charges provision, the BB, WAB and PBG are reset to the Contract Value.

     If a Withdrawal was taken during the Waiting Period and You declined any Annual Rider Fee increase, the BB, WAB and PBG are reset as described in the Rider Charges provision.

2.   ON RIDER CREDIT DATES

     If You did not take any Withdrawals and You did not decline any Annual Rider Fee increase, a Rider Credit may be available. On the first Rider Credit Date, the Rider Credit equals the CB 180 days following the Rider Effective Date multiplied by the Rider Credit Percentage shown under Contract Data for the first Rider Credit Date. On any subsequent Rider Credit Date, the Rider Credit equals the CB as of the prior Rider Credit Date multiplied by the Rider Credit Percentage associated with the current Rider Credit Date.

     On the first Rider Credit Date the BB and WAB will be set to the greater of:

     (A)  the current BB, or

     (B) the BB 180 days following the Rider Effective Date increased by the Rider Credit and any additional purchase payments since 180 days following the Rider Effective Date.

     On any subsequent Rider Credit Dates the BB and WAB will be set to the greater of:

     (A)  the current BB, or

     (B) the BB on the prior Rider Credit Date increased by the Rider Credit and any additional purchase payments since the prior Rider Credit Date.

     If the CB is greater than zero, the CB will be permanently reset to zero on the last Rider Credit Date after any adjustment to the WAB and BB, and there will be no additional Rider Credits.


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3.   ANNUAL STEP UP

     Beginning with the first Rider Anniversary, an Annual Step-up may be available. If You take any Withdrawals during the Waiting Period, the Annual Step-up will not be available until the Rider Anniversary following the Waiting Period. If You decline any Annual Rider Fee increase, future Annual Step-ups will no longer be available.

     The Annual Step-up will be executed on any Rider Anniversary where the Contract Value is greater than the PBG and/or the BB after any Rider Credit is added. If an Annual Step-up is executed, the PBG, BB and Lifetime Payment Percentage will be adjusted as follows:

     (A) The PBG will be increased to the Contract Value, if the Contract Value is greater.

     (B) The BB (after any Rider Credit is added) will be increased to the Contract Value, if the Contract Value is greater.

     (C) If the younger Covered Spouse's Attained Age on the Rider Anniversary is in a higher Age Band and (1) there is an increase to BB due to a Step-up or (2) there was no Step-up of the BB due to the maximum BB limitation; then the higher Age Band will be used to determine the appropriate Lifetime Payment Percentage, regardless of any prior Withdrawals.

4.   THE WAB ON RIDER ANNIVERSARIES

     Unless You decline any Annual Rider Fee increase or take a Withdrawal during the Waiting Period, the WAB (after any Rider Credit is added) will be increased to the Contract Value, if the Contract Value is greater. If a Withdrawal was taken during the Waiting Period, the WAB will be increased to the Contract Value, if the Contract Value is greater, starting on the Rider Anniversary following the Waiting Period.

REQUIRED MINIMUM DISTRIBUTIONS

If You are taking required minimum distributions (RMD) from this contract and Your RMD is greater than the RALP on the most recent Rider Anniversary, the portion of Your RMD that is greater than the benefit amount will not be subject to Excess Withdrawal Processing provided:

1.   the ALP is available,

2.   the RMD is for this contract alone,

3. the RMD is based on Your recalculated life expectancy taken from the Uniform Lifetime Table under the Code, and

4. the RMD amount is otherwise based on the requirements of the Internal Revenue Code Section 401(a)(9), related Code provisions, and regulations thereunder that were in effect on the Rider Effective Date.

A Withdrawal during the Waiting Period will reset the benefits as described in the Rider Anniversary Processing provision, item 1. After the Waiting Period, any Withdrawals taken before the ALP is established or withdrawing amounts greater than the RALP that do not meet these conditions will result in Excess Withdrawal Processing. The amount in excess of the RALP that is not subject to Excess Withdrawal Processing will be recalculated if the ALP changes due to Lifetime Payment Percentage changes.

INVESTMENT OPTIONS AND LIMITS

This rider requires 100% allocation of purchase payments, any purchase payment credits and Your Contract Value to one of various specified investment options shown under Contract Data, ranging from conservative to more aggressive risk classifications. You will be notified of any change to the investment options available. There may be a limitation of available options (1) based on the amount of the initial purchase payment We accept for Your contract or (2) if You decline any Annual Rider Fee increase as described in the Rider Charges provision.

Accumulation phases are periods of time (1) beginning on the Rider Effective Date and ending with Your first Withdrawal and (2) beginning with a benefit reset due to an investment option change as described in this provision and ending with any subsequent Withdrawal. During these accumulation phases, You can allocate Your Contract Value to any available investment option for this rider. You may request to change Your investment allocation by Written Request or by another method agreed to by Us. You must transfer 100% of Your Contract Value and designate future purchase payments and any purchase payment credits to one of the available investment options. The number of


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elective investment option changes permitted per contract year is shown under
Contract Data. Additionally, We reserve the right to limit the number of investment option changes permitted if required to comply with the written instructions of a fund.

Withdrawal phases are periods of time starting with Your first Withdrawal while You are in an accumulation phase and continuing until You reallocate Your Contract Value to an investment option that is more aggressive than the Target Investment Option Classification. If Your current investment option classification is more aggressive than the Target Investment Option Classification shown under Contract Data and if You take a Withdrawal, then We will reallocate Your Contract Value to an investment option with the Target Investment Option Classification immediately following a Withdrawal. We reserve the right to change the Target Investment Option Classification to an investment option classification that is more aggressive after 30 days written notice.

If You are in a withdrawal phase and if You choose to allocate Your Contract Value to an investment option that is more aggressive than the Target Investment Option Classification, You will be in the accumulation phase again. (If the reallocation occurs during the Waiting Period, the prior Withdrawal will have already reset Your benefits to zero until the end of the Waiting Period.) If the reallocation occurs after the Waiting Period, Your rider benefits will be reset when You choose the more aggressive investment option as follows:

     1. the BB, PBG and WAB will be reset to the Contract Value, if less than their current amount; and

     2.   the ALP and RALP, if available, will be recalculated.

We reserve the right to cancel required asset allocation to specified investment options for this rider after 30 days written notice. If specified investment options are not required, You may allocate Your Contract Value, additional purchase payments and any purchase payment credits as provided in the contract.

CONTRACT PROVISION MODIFICATIONS

Because of the addition of this rider to Your contract, several contract provisions are modified as described above and as further described below.

PURCHASE PAYMENTS PROVISIONS

This rider amends the Additional Purchase Payments provision to limit when purchase payments may be paid as described below. It also amends the Payment Limits provision to restrict payments after the first contract year to an amount less than Maximum Purchase Payments Permitted, shown under Contract Data.

The rider prohibits additional purchase payments unless:

     (1) the payment is received at time of application or within 90 days thereafter, or

     (2) this is a tax qualified contract where We allow additional purchase payments in any contract year up to the maximum permissible annual contribution described by the Code, or

     (3)  We allow otherwise on a non-discriminatory basis.

The rider also prohibits additional purchase payments if:

     (1) You decline any Annual Rider Fee increase as described in the Rider Charges provision, or

     (2) the ALP is available and Your Contract Value on an anniversary is less than four times the BB multiplied by Lifetime Payment Percentage B for Your current Age Band.

In addition, We reserve the right to change these purchase payment limitations, including making further restrictions, upon written notice.

ALLOCATION OF PURCHASE PAYMENTS

Because this rider requires asset allocation to specified investment options, allocation of purchase payments shall be determined by Your investment option selection from investment options available for this rider.

TRANSFERS OF CONTRACT VALUES

Because this rider requires asset allocation to specified investment options, transfer privileges granted under the contract are suspended other than: (1) transfers among the available investment options as described in the Investment Options and Limits provision, provided such transfers are not determined to disadvantage other contract owners, (2) automated transfers necessary to adjust Contract Value allocations to match the allocation percentages utilized in certain investment options, or (3) transfers as otherwise agreed to by Us.

RULES FOR SURRENDER

Minimum Contract Values following a surrender no longer apply to Your contract.

Surrenders will be taken from Your accounts and subaccounts in the same proportion as Your interest in each bears to the Contract Value. You cannot specify from which accounts and subaccounts the Withdrawal is to be taken.

If Your Contract Value is reduced to zero, the CB, if greater than zero, will be permanently reset to zero, and there will be no additional Rider Credits. Also, the following will occur:

1. If the ALP is not established and if the Contract Value is reduced to zero as a result of fees or charges, then the owner must wait until the ALP would be established, and the ALP will be paid annually until the death of both Covered Spouses.

2. If the ALP is established and if the Contract Value is reduced to zero as a result of fees or charges, or as a result of a Withdrawal that is less than or equal to the RALP; then the owner will receive the ALP paid annually until the death of both Covered Spouses.

In (1) and (2) above:

- These annualized amounts will be paid in monthly installments. If the monthly payment is less than $100, We have the right to change the frequency, but no less frequently than annually.

-    We will no longer accept additional purchase payments.

-    No more charges will be collected for the rider.

-    The current ALP is fixed for as long as payments are made.

- The death benefit becomes the remaining schedule of Annual Lifetime Payments, if any, until total payments to the owner and the beneficiary are equal to the PBG at the time the Contract Value falls to zero.

- The amount paid in the current contract year will be reduced for any prior Withdrawals in that year.

3. If the ALP is not established and if the Contract Value is reduced to zero as a result of a Withdrawal, this rider and the contract will terminate.

4. If the ALP is established and if the Contract Value is reduced to zero as a result of a Withdrawal that is greater than the RALP, this rider and the contract will terminate

SPOUSE'S OPTION TO CONTINUE CONTRACT

If the surviving spouse is a Covered Spouse and chooses to continue the contract under the spousal continuation provision, the following provisions apply:

1.   The rider continues as part of the contract.

2. The surviving Covered Spouse can name a new beneficiary, however, a new Covered Spouse cannot be added to the rider.

3. At the time of spousal continuation, a Step-up may be available. If the spousal continuation Step-up is processed, the Step-up date is the Valuation Date spousal continuation is effective. All Annual Step-up rules also apply to the spousal continuation Step-up, except that the RALP will be calculated as the ALP after the Step-up less all prior Withdrawals made during the current contract year, but it will not be less than zero. The WAB will be increased to the Contract Value, if the Contract Value is greater.

DEATH BENEFIT BEFORE THE ANNUITIZATION START DATE

If the death benefit becomes payable at the death of a Covered Spouse, the surviving Covered Spouse must utilize the spousal continuation provision to continue the lifetime benefit. If spousal continuation is not available under the terms of the contract, the rider terminates. The lifetime benefit of this rider ends at the death of the surviving Covered Spouse.

If the Contract Value is greater than zero when the death benefit becomes payable, the beneficiary may:

-    elect to take the death benefit under the terms of the contract, or

-    elect to take the Principal Back Guarantee available under this rider, or

- continue the contract under the Spouse's Option to Continue Contract provision above.

If the beneficiary elects the Principal Back Guarantee under this rider, the following will occur:

1. If the PBG is greater than zero and the ALP is established, the ALP on the date of death will be paid until total payments to the beneficiary are equal to the PBG.

2. If the PBG is greater than zero and the ALP is not established, the BB on the date of death multiplied by the Lifetime Payment Percentage used for the youngest age in the first Age Band shown under Contract Data will be paid annually until total payments to the beneficiary are equal to the PBG.

In (1) and (2) above:

- After the date of death, there will be no additional Rider Credits or Annual Step-ups.

-    The Lifetime Payment Percentage used will be set as of the date of death.

- The amount paid in the current contract year will be reduced for any prior Withdrawals in that year.

3. On the remaining Covered Spouse's date of death, if the CB is greater than zero, the CB will be permanently reset to zero, and there will be no additional Rider Credits.

4. If the PBG equals zero, the benefit terminates. No further payments are made.

CHANGE OF OWNERSHIP

Since the joint life benefit requires that the surviving Covered Spouse continue the contract under the Spouse's Option to Continue Contract provision, only ownership arrangements that permit such continuation are allowed at rider issue.

If the owner is a natural person, only the Covered Spouses can be owners. If there is a non-natural or revocable trust owner, one of the Covered Spouses must be the Annuitant. Ownership changes are only allowed between the Covered Spouses and are subject to Our approval, if allowed by state law. No other ownership changes are allowed as long as the rider is in force.

ASSIGNMENT

If allowed by state law, an assignment is subject to Our approval.

ANNUITY PROVISIONS

On the Annuitization Start Date You can choose one of the payout options available under the contract or an alternative fixed annuity payout option available under the rider. Under the rider's payout option, the minimum amount payable shown in Table B under the Tables of Annuity Payout Rates section will not apply, and You will receive the ALP provided by this rider until the later of the death of both Covered Spouses or depletion of the PBG. If You choose to receive the ALP, the amount payable each year will be equal to the ALP on the Annuitization Start Date. The amount paid in the current contract year will be reduced for any prior Withdrawals in that year. These annualized amounts will be paid in monthly installments until the later of death of both Covered Spouses or depletion of the PBG. If the monthly payment is less than $100, We have the right to change the frequency, but no less frequently than annually.

If You choose to receive the ALP rather than a payout option available under the contract, all other contract features, rider features and charges terminate after the Annuitization Start Date except for the Principal Back Guarantee.

RIDER CHARGES

We deduct the charge for this rider once a year from Your Contract Value on Your Contract Anniversary. We pro-rate this charge among Your accounts and subaccounts in the same proportion Your interest in each account bears to Your total Contract Value.

The charge is calculated on Your Contract Anniversary by multiplying the Annual Rider Fee by the greater of the BB or the Contract Value, unless the Contract Value is greater than the maximum BB shown under Contract Data. In that case, multiply the Annual Rider Fee by the maximum BB.

The Annual Rider Fee may vary with Your investment option and is subject to the Maximum Annual Rider Fee shown under Contract Data.

The Initial Annual Rider Fee associated with Your initial investment option is shown under Contract Data. The following describes how Your Annual Rider Fee may increase:

1. We may increase the Annual Rider Fee at Our discretion and on a nondiscriminatory basis. Your Annual Rider Fee will increase if We declare an increase to the fee with written notice 30 days in advance except as described below. The new fee will be in effect on the date We declare in the written notice.

     (A) You can decline this increase and therefore all future fee increases if We receive Your Written Request prior to the date of the fee increase, in which case You permanently relinquish:

          (i)  all future Annual Step-ups and spousal continuation Step-ups,

          (ii) any ability to make additional purchase payments,

          (iii) any future Rider Credits, and the CB will be permanently reset to zero, and

          (iv) any increase to the Lifetime Payment Percentage due to changing Age Bands on subsequent birthdays and Rider Anniversaries, and

          (v) the ability to change Your investment option to one with a risk classification that is more aggressive than Your current investment option. Any change to a less aggressive investment option will further limit the investment options available to the then current and less aggressive investment options.

          If You decline any Annual Rider Fee increase, the WAB will not be increased on Rider Anniversaries.

          If You take a Withdrawal during the Waiting Period, on the Rider Anniversary at the end of the Waiting Period, the PBG and BB will be set equal to the lesser of:

          (i) the applicable PBG or BB at the time of the first Withdrawal, plus any purchase payments made since the first Withdrawal, minus total Withdrawals taken, or

          (ii) the Contract Value.

          The WAB will be set equal to the BB.

     (B) You can terminate this rider if Your Annual Rider Fee after any increase is more than 0.25% higher than Your fee before the increase and if We receive Your Written Request to terminate the rider prior to the date of the increase.

2. Your Annual Rider Fee may increase if You elect to change to an investment option with a more aggressive risk classification than Your current investment option and if the new investment option has a higher current Annual Rider Fee. The Annual Rider Fees associated with the available investment options may change at Our discretion, however these changes will not apply to this rider unless You change Your investment option to one with a more aggressive risk classification. The new fee will be in effect on the Valuation Date We receive Your Written Request to change Your investment option.

If the rider fee changes during a contract year, We will calculate an average rider charge, for that contract year only, that reflects the various different fees that were in effect that year, adjusted for the number of Days each fee was in effect.

If Your contract or rider is terminated for any reason, the rider charge will be deducted, adjusted for the number of Days coverage was in place during the contract year.

TERMINATION OF THE RIDER

This rider cannot be terminated either by You or Us except as follows:

1. After the death benefit is payable, continuation of the contract by any one other than a Covered Spouse will terminate the rider. However, if the Covered Spouse continues the contract as an Inherited IRA or as a beneficiary of a participant in an employer sponsored retirement plan under the Code, the rider will terminate.

2.   The rider will terminate on the Annuitization Start Date.

3. In relation to certain Annual Rider Fee increases as described in the Rider Charges provision, Your Written Request will terminate the rider.

4. Reduction of the Contract Value to zero under certain situations as described in the Rules for Surrender provision will terminate the rider.

5.   Termination of the contract for any reason will terminate the rider.

RIVERSOURCE LIFE INSURANCE COMPANY


/s/ Thomas R. McBurney
Secretary

                                                                    Exhibit 4.66

Guaranteed Lifetime Withdrawal Benefit Rider SecureSource Stages(R) Rider

   Covered Spouses               John Doe
                                 Jane Doe
   Rider Effective Date          October 1, 2009
   Initial Annual Rider Fee      1.40%
   Maximum Annual Rider Fee      2.50%
   Maximum BB, CB, WAB and PBG   $10,000,000
   Waiting Period                3 Years
   Adjustment Threshold          20%

  Rider Credit Dates     Rider Credit Percentage
----------------------   -----------------------
1st Rider Anniversary              6%
2nd Rider Anniversary              6%
3rd Rider Anniversary              6%
4th Rider Anniversary              6%
5th Rider Anniversary              6%
6th Rider Anniversary              6%
7th Rider Anniversary              6%
8th Rider Anniversary              6%
9th Rider Anniversary              6%
10th Rider Anniversary             6%

            Lifetime Payment Percentage*
            ----------------------------
Age Bands   Percentage A   Percentage B
---------   ------------   -------------
  50-58          4%             3%
  59-64          5%             4%
  65-79          6%             5%
   80+           7%             6%

* After the Waiting Period, the first Withdrawal in a contract year will set the percentage as either Percentage A or Percentage B, and it will not change for the remainder of the contract year. See the "Percentage A and Percentage B" section of the Lifetime Payment Percentage provision.

Initial Investment Selection                   Moderately Aggressive
Target Investment Option Classification        Moderate
Number of Elective Investment Option Changes
   Permitted Per Contract Year                 2

Specified Investment Options/Allocation Restrictions and Limitations: This rider requires participation in the Portfolio Navigator asset allocation program. The Portfolio Navigator asset allocation program contains certain variable subaccounts, guarantee period accounts, if applicable, and the fixed account, if applicable. You may select from the following Portfolio Navigator models:
Conservative, Moderately Conservative, Moderate, Moderately Aggressive and Aggressive. If you elect to change asset allocation models, the Annual Rider Fee may increase. See the Rider Charges provision on page 9 of your rider.

DP411284-JT